Exhibit 10 (a)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TAUBMAN PROPERTIES ASIA LLC
A DELAWARE LIMITED LIABILITY COMPANY
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of the 23rd day of January, 2008, by and between Taubman Asia Management II LLC, a Delaware limited liability company (“T-Asia”), whose address is 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200, and Morgan Parker (“Parker”), whose address is Unit 5, 179 Baroona Road, Rosalie, QLD 4046, Australia.
RECITALS:
     A. The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”), formed a limited liability company (the “Company”) under the name “Taubman Properties Asia LLC,” by filing, on April 21, 2005, a Certificate of Formation (the “Certificate”) with Delaware Secretary of State in accordance with the Delaware Limited Liability Company Act (the “Act”). TRG, as the Company’s sole member, entered into and adopted an Operating Agreement of Taubman Properties Asia LLC dated as of April 21, 2005 (the “Original Agreement”). TRG subsequently assigned its entire interest in the Company to T-Asia, which became the sole member of the Company in TRG’s place and stead.
     B. The parties desire that (i) Parker be admitted to the Company as an additional member on the terms and conditions hereinafter set forth and (ii) the Original Agreement be amended and restated in order to memorialize the understandings of the parties with respect to their relationship as members of, and their respective interests in, the Company.
     C. Capitalized terms used herein shall have the meanings given to such terms in Article XI hereof unless otherwise defined herein.
          Accordingly, the parties hereto agree as follows:

ARTICLE I
CONTINUATION, NAME,
PURPOSE, PRINCIPAL OFFICE,
TERM OF THE COMPANY AND RELATED MATTERS
     1.1 Continuation. Parker is hereby admitted to the Company as a member along with T-Asia. The parties shall continue the Company on the terms and for the purposes hereinafter set forth.
     1.2 Name. The name of the Company shall be Taubman Properties Asia LLC. The Company may also conduct its business under one or more assumed names.
     1.3 Purpose. The purpose of the Company is to engage, indirectly through subsidiaries and ventures with others, in (i) the acquisition, development, financing, management, leasing and/or selling or exchanging of interests in commercial real properties, and properties having a significant commercial component, in the Territory, (ii) any other activities in which the Members by Majority Vote may resolve to engage and (iii) any other activities incidental or related to any of the foregoing.
     1.4 Term.
     (a) The term of the Company commenced upon the filing of the Certificate.
     (b) The term of the Company shall end, and the Company shall dissolve, on the first to occur of the following events:
     (i) the decision of the Manager to dissolve the Company; or
     (ii) any other event which, under this Agreement or the Act, results in dissolution of the Company.
     1.5 Office and Resident Agent.
     (a) The registered agent and office of the Company in the State of Delaware shall be The Corporation Service Company, having an address at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other agent and address as may be designated from time to time by the Manager.
     (b) The address of the principal office of the Company shall be 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200. The Company’s resident agent in the State of Michigan shall be Chris B. Heaphy, Esq., whose address is 200 East Long Lake Road, P. O. Box 200, Bloomfield Hills, MI 48303-0200.

ARTICLE II
CAPITAL CONTRIBUTIONS
AND RELATED MATTERS
     2.1 Capital Contributions of the Members.
     (a) T-Asia shall contribute such cash to the capital of the Company as the Manager may determine from time to time to be necessary or appropriate, less any such cash that Parker chooses to contribute pursuant to Section 2.1(b) below.
     (b) Parker is, on or about the date of this Agreement, contributing $1,000 to the capital of the Company. At any time the Manager determines that additional contributions from the Members are necessary or appropriate, Parker shall be permitted to make such additional contributions to the Company up to any amount as will reduce T-Asia’s Preferred Capital to, and/or maintain T-Asia’s Preferred Capital at, zero. Specifically, if Parker gives written notice, within the ten (10) day period ending the day before the first day of a month, that he desires to contribute some share of any capital that is contributed to the Company during such month (based on the Manager’s determination that the contribution of such capital is necessary or appropriate), and the maximum amount of capital that he is willing to contribute to the Company during such month, then he shall be entitled (and required) to contribute such share of any capital contributed during such month, up to such maximum amount. In the absence of any such written notice, Parker shall be deemed to have elected not to contribute any share of any capital contributed during such month. Except as aforesaid, Parker shall not be required to make any additional contribution to the capital of the Company, although certain distributions otherwise to be made to Parker will be withheld by the Company until T-Asia’s Preferred Capital has been reduced to zero, all in accordance with Sections 3.1 and 8.1 of this Agreement.
     2.2 Capital Accounts. The parties acknowledge that, as a limited liability company with a single member, the Company has previously been classified, for U.S. income tax purposes, as an entity disregarded as separate from its owner but, on account of the admission of Parker to the Company, has become classified, for U.S. income tax purposes, as a partnership and, more particularly, the following is, by reason of Parker’s admission to the Company, deemed to have occurred (as set forth in IRS Revenue Ruling 99-5, I.R.B. 1999-6, Situation 2): (i) Parker has contributed cash to such partnership in the amount of his contribution of cash to the capital of the Company and (ii) T-Asia is deemed to have contributed all of the Company’s other assets, subject to the Company’s liabilities, to such partnership. The Company shall maintain a separate Capital Account for each Member, which shall be (i) increased by the Member’s capital contributions from and after the date of this Agreement (including, in the case of T-Asia, the contribution deemed made by T-Asia pursuant to the preceding sentence, the net agreed-upon value of which is equal to $13,857,416 plus the amount of any contributions made by T-Asia after 2007 and on or before the date of this Agreement), the Member’s share of any Profits of the Company, and any items of income or gain allocated to the Member under Section 3.2 below, and (ii) shall be decreased by distributions made to the Member, the Member’s share of any Losses of the Company, and any items of expense or loss allocated to the Member under Section 3.2 below. Upon the happening of an event described in Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Manager may, in accordance with such Regulations, mark-to-market the Company’s assets on the balance sheet as computed for book purposes, and adjust the Members’

Capital Accounts as though the net adjustment to the values at which the assets are carried on such balance sheet were gain or loss allocable under Section 3.2. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, each Member’s Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members’ Capital Accounts and the amount of capital reflected on the Company’s balance sheet as computed for book purposes.
     2.3 Loans. With the approval of the Manager, the Members may, in lieu of contributing additional cash to the capital of the Company pursuant to Section 2.1 above, advance or cause any of their affiliates to advance such cash to the Company as a loan. Any such loan shall be made on such terms as are mutually agreeable to the Manager and the Member (or affiliate of a Member) making such loan.
ARTICLE III
DISTRIBUTIONS AND ALLOCATIONS
     3.1 Distributions.
     (a) Distributions shall be made as, when and to the extent that the Manager determines that the Company’s cash on hand exceeds the current and anticipated needs of the Company to fulfill its business purposes. Distributions shall be made in the following manner and order of priority:
     (i) Distributions which do not represent a return of capital shall be made to the Members pro rata, based on their Sharing Percentages at the time of such distribution, provided, however, that if, at the time of such distribution, any Preferred Capital of T-Asia is outstanding, then 85% (or such greater percentage as Parker may specify) of the distribution otherwise to be made to Parker shall be withheld and treated as a contribution by him to the Company’s capital until no Preferred Capital of T-Asia is outstanding (i.e., until T-Asia’s Preferred Capital has been reduced to zero); and
     (ii) Distributions which do represent a return of capital shall be made to the Members pro rata, based on their Sharing Percentages at the time of such distribution, provided, however, that if, at the time of such distribution, any Preferred Capital of T-Asia is outstanding, then 85% (or such greater percentage as Parker may specify) of the amount otherwise to be distributed to Parker shall be retained by the Company until distributions under this clause (ii) can be made to Parker without causing there to be (or to continue to be) any outstanding Preferred Capital of T-Asia.
     For purposes of the foregoing, a distribution shall be deemed to represent a return of capital except to the extent that, following such distribution, the aggregate balance in the Members’ Capital Accounts exceeds (i) the aggregate amount of the Members’ cash and property contributions (including any amount treated as a contribution by Parker under the preceding provisions of this Section 3.1) to the Company over (ii) any prior distribution(s) deemed to be a return of capital under this sentence. For this purpose, the Members’ Capital Accounts shall, if the Manager so elects, be determined by closing the Company’s books and records immediately prior to such distribution.

     An example of the foregoing is appended as Exhibit A.
     (b) The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state, local or foreign government, any amounts required to be so withheld pursuant to the Code, or any provisions of any other federal, state, local or foreign law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article III for all purposes of this Agreement, and shall be offset against the amounts otherwise distributable to such Member. In the event the Company is required to withhold from or in respect of any income allocated but not currently distributed to Parker, the amount so withheld shall be treated as an interest-free loan from the Company to Parker, and shall be repaid from any and all distributions subsequently to be made to Parker, which the Company shall withhold and apply against the balance of such loan until such balance is reduced to zero.
     (c) The Company shall have the right to set-off, against any amount otherwise to be distributed to a Member, any amount owed by such Member to the Company (whether under another provision of this Agreement or otherwise) or to any affiliate of the Company.
     (d) No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities.
     3.2 Allocation of the Profits and Losses of the Company.
     (a) After giving effect to the allocations set forth in Section 3.2(b) below, the items of income, gain, loss and deduction entering into the computation of Profit or Loss of the Company for each fiscal year of the Company shall be allocated between the Members in such proportions as will cause the Capital Account of each Member to equal, as nearly as possible, the amount such Member would receive if an amount equal to both Members’ Capital Accounts (computed prior to the allocation of such Profit or Loss), increased by the amount of such Profit or reduced by the amount of such Loss, were distributed to the Members in accordance with Section 8.1(a)(4); provided, however, that no Member shall be allocated any Loss to the extent such allocation would create or increase a deficit in such Member’s Adjusted Capital Account.
     (b) In the event any Member receives any distribution which creates or increases a deficit (negative balance) in such Member’s Adjusted Capital Account, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This Section 3.2(b), and the proviso of Section 3.2(a), are intended to comply, and shall be interpreted consistently, with the “alternate test for economic effect” of Section 1.704-1(b)(ii)(2)(d) of the Regulations.
     (c) For purposes of this Agreement:
     (i) “Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account, reduced by those anticipated distributions described in Section 1.704-l(b)(2)(ii)(d) of the Regulations, and increased by the amount of any deficit in such Member’s Capital Account that such Member is deemed obligated to restore under Section 1.704-l(b)(2)(ii)(c) of the Regulations.
     (ii) “Profit” and “Loss” each means, for each fiscal year of the Company or other period, the Company’s profit or loss for Federal income tax purposes, adjusted as follows:
     (A) add any tax-exempt income of the Company described in Section 705(a)(1)(B) of the Code;
     (B) subtract any nondeductible expenditures of the Company described in Section 705(a)(2)(B) of the Code;
     (C) if the value at which any property is carried on the Company’s balance sheet as computed for book (capital accounting) purposes differs from the adjusted tax basis of such property (because such property is contributed (or deemed to have been contributed) to, rather than purchased by, the Company, or because the value of such property on such books is adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations), then items of income, gain, loss or deduction attributable to the disposition of such property shall be computed by reference to its value on such books, and items of depreciation, amortization and other cost recovery deductions with respect to such property shall be computed by reference to such value in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations, and
     (D) any preceding provision of this Section 3.2(c)(ii) to the contrary notwithstanding, disregard any items of income, gain, expense or loss specially allocated pursuant to Section 3.2(b) hereof.
     (iii) “Regulations” mean the regulations promulgated by the U.S. Department of Treasury under Section 704(b) of the Code.
     (iv) All items set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in the Regulations.
     3.3 Allocations Solely for Tax Purposes. Items of income, gain, deduction, loss and credit for federal income tax purposes shall be allocated among the Members in the same proportions as the corresponding book items are allocated, but if there is a book/tax difference in the determination of any such items by reason of a Member’s contribution (or deemed contribution) of property having a value which varies from its adjusted tax basis, or by reason of any event on account of which assets are marked-to-market on the Company’s book under the principles of Section 1.704-1(b)(2)(iv)(f) of the Regulations, then such difference shall be reconciled in accordance with the principles of Section 704(c) of the Code and the regulations thereunder using any permissible method selected by the Manager. Allocation pursuant to this Section 3.3 are solely for tax purposes, and shall not affect the Members’ Capital Accounts.

     3.4 No Deficit Capital Account Restoration Requirement. If the Capital Account of any Member has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years), such Member shall not be obligated to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person or entity for any purpose whatsoever.
ARTICLE IV
BOOKS, RECORDS AND ACCOUNTING
     4.1 Books and Records. The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall be kept at Company’s principal office. All books and records of the Company required to be maintained under this Section 4.1, as well as complete and accurate information regarding the Company’s business, financial condition and other information regarding the affairs of the Company as is just and reasonable and any other information described in Section 18-305(a) of the Act, shall be made available upon reasonable demand by any Member for any purpose reasonably related to such Member’s interest as a Member, for inspection and copying at the expense of the Company, and, if such Member so requests, copies of such information shall be sent to such Member by facsimile transmission.
     4.2 Fiscal Year. The Company’s fiscal year shall be the calendar year.
     4.3 Tax Information and Financial Statements. As soon as practicable following the end of each fiscal year, the Company shall prepare and furnish to the Members (i) all information relating to the Company that is necessary for the preparation of the Members’ Federal income tax returns for such fiscal year, and (ii) such financial statements as the Manager shall decide to have prepared.
     4.4 Bank Accounts. All funds of the Company shall be deposited in such bank account(s) as shall be determined by the Manager. All withdrawals therefrom shall be made upon checks signed by any person authorized to do so by the Manager.
     4.5 Tax Matters Partner. T-Asia is hereby designated as Tax Matters Partner for the Company, with full power and authority to act as such for the Company and the Members, and all the rights and responsibilities of that position described in Sections 6222 through 6232 of the Code. The duties of the Tax Matters Partner shall be limited to those prescribed by the Code and regulations promulgated thereunder.
ARTICLE V
ASSIGNMENT OF MEMBERSHIP INTERESTS
     5.1 General. A Member may not sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate or otherwise dispose of any of its Membership Interest without the consent of the Manager. Any attempted disposition of a Member’s Membership Interest, or any portion thereof, in violation of this provision is null and void ab initio and the Company shall not be obligated to recognize any such attempted disposition.

     5.2 Admission of Substitute Members. An assignee of a Member’s Membership Interest shall be admitted as a substitute member and shall be entitled to all the rights and powers of the assignor (to the extent assigned), provided that (i) the Manager approves in writing the substitution of the assignee for the assignor as a member and (ii) the assignee accepts, adopts, approves and agrees, in writing, to be bound by all of the terms and provisions of this Agreement. If admitted, the assignee, as a substitute member, shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of the assigning Member. The assignor shall not thereby be relieved of any of its unperformed obligations to the Company.
     5.3 Withdrawal. No Member may withdraw from the Company, except in connection with a permitted assignment of such Member’s Membership Interest and the admission of such Member’s assignee to the Company in such Member’s place and stead in accordance with Section 5.2 above; provided, however, that this Section 5.3 is subject to the provisions of Section 5.5 below.
     5.4 Dissolution, etc. In the event of the dissolution, termination, bankruptcy or insolvency of a Member (such event and such Member being hereinafter referred to as the “Disabling Event” and “Disabled Member,” respectively), the Company shall not dissolve, but shall continue. The Disabled Member’s successor in interest (“Successor”) shall be admitted as a Member in the place and stead of the Disabled Member, provided that the Successor agrees in writing to be bound by this Agreement. If the Successor refuses to agree in writing to be bound by this Agreement, then the Successor shall not be admitted to the Company, in which case the Membership Interest of the Disabled Member shall be forfeited, and the Successor shall have no interest in, or rights with respect to, the Company. The provisions of this Section 5.4 are subject in all respects to the provisions of Section 5.5 below.
     5.5 Redemption of Parker’s Interest.
     (a) The Company shall have the right at any time, and Parker shall have the right at any time to require the Company, upon ninety (90) days’ notice (“Redemption Notice”), to purchase and redeem Parker’s entire Membership Interest for an amount (the “Redemption Price”) equal to a percentage (“Applicable Percentage”) of the liquidation value (determined under Section 5.5(b) below) of his Membership Interest at such time (“Liquidation Value”); provided that the Redemption Price shall be reduced by any amount distributed to Parker after the date of the Redemption Notice. The Redemption Price shall be payable according to the following schedule: (i) up to US $10 million of the Redemption Price shall be paid in cash at the Closing, and (ii) any balance shall be paid, without interest, in three equal installments, on each succeeding anniversary of the date of the Redemption Notice. In the event that Parker puts his Membership Interest to the Company, the Applicable Percentage shall be eighty-five percent (85%) if Parker gives the Redemption Notice prior to January 1, 2013; and shall be one hundred percent (100%) if Parker gives the Redemption Notice on or after January 1, 2013. In the event that the Company calls Parker’s Membership Interest, the Applicable Percentage shall be one hundred percent (100%).
     (b) The Liquidation Value shall be such amount as Parker would have received on liquidation of the Company if the Company had liquidated all its assets at fair market value

(exclusive of any value attributable to the name “Taubman”), net of the Company’s liabilities, as of the date of the Redemption Notice and immediately distributed the proceeds of such liquidation in accordance with Section 8.1(a) below. In the event agreement cannot be reached by the parties as to the Liquidation Value within forty (40) days of the date of the Redemption Notice, then the Liquidation Value shall be determined by an appraiser (the “Appraiser”) mutually agreed by the Company and Parker. Failing agreement on an Appraiser within thirty (30) days after the date of the Redemption Notice, the Appraiser shall be an individual who is (i) a principal from one of the “Big Four” accounting firms and (ii) designated by the Secretary General of the HKIAC. In the event none of the “Big Four” accounting firms is willing to allow one of its principals to serve as the Appraiser, then the Liquidation Value shall be determined by the HKIAC. The Appraiser shall act as expert and not as arbitrator, and his decision as to the Liquidation Value shall, absent manifest error, be final and conclusive.
     (c) The closing of the purchase and redemption of Parker’s Membership Interest pursuant to this Section 5.5 (the “Closing”) shall take place on the business day which is (or is nearest to) ninety (90) days from the date of the Redemption Notice or, if later (and to the extent applicable), the business day which is (or is nearest to) five (5) days after the date of the Appraiser’s determination of the Liquidation Value in accordance with Section 5.5(b). At the Closing, the following shall occur:
          (i) The Company shall pay the cash portion of the Redemption Price to Parker by certified check or wire transfer, and shall deliver to Parker a note, in commercially reasonable form, payable as set forth in Section 5.5(a) above, for the balance of the purchase price.
          (ii) Parker shall execute and deliver to the Company an assignment of his Membership Interest, free and clear of all liens and encumbrances, and such other documents, in form and substance satisfactory to the Company, as may be necessary to assign and transfer his Membership Interest to the Company free and clear of all liens and encumbrances.
     (d) Notwithstanding the foregoing, the Redemption Price shall not exceed any excess (determined as of the date of the Redemption Notice) of Parker’s contributions of cash to the capital of the Company over any prior distributions of cash to Parker if, within the period commencing thirty (30) days prior to date of the Redemption Notice and ending on the date of the Closing:
          (i) Parker has either been convicted in court in relation to his personal dishonesty or negligent or willful professional misconduct, or following submission to the HKIAC by the Company, an arbitral tribunal determines that Parker could be convicted in court in relation to his personal dishonesty or negligent or willful professional misconduct; or
          (ii) the Manager, acting in good faith, determines that Parker has violated any law, rule or regulation which would have a material adverse impact on the Company or has committed a crime (other than minor traffic violations or similar offenses).
The parties acknowledge and agree that material damage and injury would result to the Company and its assets, including its reputation and goodwill, from any act of misconduct listed in this

Section 5.5(d), that such damages would be difficult to estimate or quantify, and that, accordingly, the redress provided in this Section 5.5(d) is fair, reasonable and appropriate.
ARTICLE VI
MANAGEMENT
     6.1 Management of Business.
     (a) The business and affairs of the Company shall be managed exclusively by a manager (the “Manager”). T-Asia shall be the Manager until T-Asia’s resignation or removal, whereupon the Members, acting by Majority Vote, shall select a replacement Manager. The Manager may resign as such at any time. The Manager shall not be subject to removal, except by Majority Vote of the Members. Neither the resignation nor removal of a Manager who or which is also a Member shall affect the Membership Interest of such Member.
     (b) The Manager is authorized and empowered to act for and manage the Company to the fullest extent permitted by law. The Manager may, without the consent of any Member or other person, bind the Company in any manner whatsoever. Without limiting the foregoing, the Manager shall have the power, on behalf of the Company, to: (i) acquire any property or asset that the Manager deems necessary or appropriate to conduct the business or promote the purpose of the Company, (ii) hold, manage, maintain, mortgage, grant a security interest in, pledge, lease, exchange, sell, convey, or otherwise dispose, encumber or deal with any such property or asset; (iii) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (iv) borrow money and incur liabilities and other obligations; (v) enter into any and all agreements and execute any and all contracts, documents and instruments; (vi) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (vii) obtain insurance covering the business and affairs of the Company and its property and the lives and well being of its employees and agents; (viii) commence, prosecute or defend any proceeding in the Company’s name, and (ix) participate with others in partnerships or joint ventures. Without the consent of all of the Members, however, the Manager shall not cause or permit the transfer of any significant asset of the Company or any subsidiary of the Company to any Member or affiliate of a Member at less than the fair market value of such asset; provided that this sentence shall not limit transfers of assets to companies in which neither a Member nor any affiliate of a Member has an interest other than indirectly through (by reason of the ownership of an interest in) the Company (and, without limitation, transfers of assets at less than fair value among wholly-owned subsidiaries of the Company shall not be in any way restricted).
     (c) No person dealing with the Company shall be required to investigate or inquire into the Manager’s authority to execute agreements, instruments or documents, or to take actions, on behalf of the Company, and any person dealing with the Company shall be entitled to rely upon any agreement, instrument or document executed, and any action taken, by the Manager on behalf of the Company, and the Company shall be bound thereby.
     6.2 Limitations on Members.
     (a) Except as otherwise expressly set forth herein, or as provided by any non-waivable provision of the Act, the Members, as such, shall have no authority to act for the

Company, or to vote upon, consent to or otherwise approve any Company transaction, act or event. Without limiting the foregoing, no Member, as such, shall have (i) any power to sign or act on behalf of the Company in any manner whatsoever or (ii) any voice or participation in the management of the Company’s business, except as otherwise expressly set forth herein, or as provided by any non-waivable provision of the Act.
     (b) No consent or approval of any Member to any action of the Manager for or on behalf of the Company shall be required except to the extent that any other provision of this Agreement or non-waivable provision of the Act may expressly provide otherwise and, as to any such action as to which the consent or approval of the Members may be expressly required by any other provision of this Agreement or non-waivable provision of the Act, the consent or approval of the Members acting by Majority Vote shall be both necessary and sufficient, except as the Act may otherwise provide.
     6.3 Compensation of Manager. The Manager shall not be compensated for serving as the Manager. The Manager shall, however, be reimbursed by the Company for all out-of-pocket costs and expenses incurred by the Manager on the Company’s behalf.
     6.4 Duties; Liability. The Manager shall not be required to devote the Manager’s (and no employee of the Manager shall be required to devote his or her) full time to the Company’s affairs. The Manager shall have a duty of due care, but shall not be liable to the Company or to any of the Members by reason of any act performed for or on behalf of the Company or in furtherance of the Company’s business, except that this provision does not eliminate or limit the liability of the Manager to the extent such elimination or limitation is not permitted by the Act.
     6.5 Indemnification. The Company shall, to the fullest extent authorized or permitted by the Act, (i) indemnify any person, and such person’s successors and legal representatives, if and insofar as such person was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a Manager or Member of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity (collectively, “Covered Matters”); and (ii) pay or reimburse the reasonable expenses incurred by such person and such person’s successors and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. The Company may provide such other indemnification to managers, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the Manager.
     6.6 Limitation on Member’s Duties. Each Member may cast such Member’s vote on any matter, and give or withhold such Member’s consent to or approval of any action or proposed action, in any manner deemed by such Member to be in such Member’s own best interest, and no Member shall have any duty to the Company or any other Member except for a duty of fair dealing.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     7.1 Each party hereto represents to the other as follows:
          (a) Such party has the authorization, power and right to execute, deliver and fully perform its obligations hereunder in accordance with the terms hereof.
          (b) This Agreement does not require any authorization, consent, approval, exemption or other action by any other party that has not been obtained and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such party is subject.
     7.2 T-Asia and the Company represent to Parker that, as of the date of this Agreement, (i) the Company is the owner, beneficially and of record, of the entire issued and outstanding capital stock of Taubman Asia Holdings, Inc., a Michigan corporation, Taubman Asia Investment Limited, a Cayman Islands company (“Taubman Asia”) and Taub-Co Asia Management, Inc, a Michigan corporation (“Taub-Co”), (ii) Taubman Asia’s direct and indirect subsidiares, and the equity holdings therein, are as set forth on Exhibit B, (iii) Taub-Co is the owner, beneficially and of record, of the entire issued and outstanding capital stock of Taubman Asia Limited, a Cayman Islands company and The Taubman Company Asia Limited, a Cayman Islands company (“Taubman Company Asia”), (iv) Taubman Company Asia is the owner, beneficially and of record, of the entire issued and outstanding capital stock of Taubman Asia Management Limited, a Cayman Islands company, and (v) except as set forth in the foregoing, the Company does not directly or indirectly hold any share, capital stock, partnership, membership or similar interest in any entity. Parker acknowledges that the Manager may, at any time and from time to time after the date of this Agreement, effect changes to the foregoing without prior notice to or any approval of Parker.
ARTICLE VIII
DISSOLUTION AND WINDING UP;
CONTINUATION OF BUSINESS
     8.1 Winding Up and Liquidation of the Company.
     (a) Upon the dissolution of the Company, the Manager shall proceed to wind up the affairs and liquidate the property and assets of the Company, and shall apply and distribute the proceeds of such liquidation in the following priority:
     (1) to the expenses of liquidation;
     (2) to the payment of all debts and liabilities of the Company;
     (3) to the establishment of such reserves as the Manager deems necessary or advisable to provide for any contingent or unforeseen liabilities or obligations of the Company, provided, however, that after the expiration of such period of time as the

Manager deems appropriate, the balance of such reserves remaining after payment of such contingencies shall be distributed in the manner hereinafter set forth; and
     (4) the balance of such proceeds shall be distributed as follows: (i) first, to T-Asia, to the extent of T-Asia’s Preferred Capital, and (ii) any remaining proceeds shall be distributed to the Members pro rata, based on their Sharing Percentages (taking into account the reduction in Parker’s Sharing Percentage from 10% to 5% once distributions to him (including any made under this Section 8.1(a)(4)) exceed US $30 million).
     (b) A reasonable time shall be allowed for the orderly liquidation of the property and assets of the Company and the payment of the debts and liabilities of the Company in order to minimize the normal losses attendant upon a liquidation.
     (c) Anything contained in this Section 8.1 to the contrary notwithstanding, if the Manager shall determine that a complete liquidation of all the property and assets of the Company would involve substantial losses or be impractical or ill-advised under the circumstances, the Manager shall liquidate that portion of the assets of the Company sufficient to pay the expenses of liquidation and the debts and liabilities of the Company (excluding the debts and liabilities of the Company to the extent that they are adequately secured by mortgages on or security interests in the assets of the Company), and the remaining property and assets shall be distributed to the Members as tenants-in-common or partitioned in accordance with applicable statutes or distributed in such other reasonable manner as shall be determined by the Manager. If any assets are distributed in kind, such assets shall be distributed in a manner which is consistent with the order of priority set forth in Section 8.1 hereof.
     8.2 Certificate of Dissolution. After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed in the office of the Delaware Secretary of State.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Notices. Any notice or other communication required or permitted to be delivered to any party under or in connection with this Agreement shall be shall be in writing and sent to such party at the address indicated in the introductory paragraph of this Agreement. Each such notice or other communication shall be effective (i) if delivered personally to the party to whom the same is directed, then when actually delivered, (ii) if sent by first class mail, postage and charges prepaid, addressed to the party to whom the same is directed, then three days after such notice or other communication is deposited in the mail, or (iii) if sent by facsimile transmission, then when transmitted to the following number (as the same may be changed pursuant to this Section 9.1) and an appropriate confirmation of transmission is received:

If to T-Asia:	+1-248-258-7601 Attn: Chief Executive Officer

with copy to:	Chris B. Heaphy, Esq.
200 East Long Lake Road
P. O. Box 200

Bloomfield Hills, MI 48303-0200
+1-248 258-7586

If to Parker:	Morgan Parker
Unit 5
179 Baroona Road
Rosalie QLD 4064
AUSTRALIA
+61 7 3876 3036
Any Member may change its address for purposes of this Agreement by giving the other Members notice of such change in the manner hereinabove provided for the giving of notices.
     9.2 Article and Section Headings. The headings in this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.
     9.3 Construction. Whenever the singular number is used herein, the same shall include the plural, and any one gender (including the neuter) shall include the others. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom.
     9.4 Severability. If any provision hereof shall be judicially determined to be illegal, or if the application thereof to any person or in any circumstance shall, to any extent, be judicially determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or in circumstances other than those to which it has been judicially determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     9.5 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware applicable to contracts made and performed in such jurisdiction and without regard to choice of law principles, to the extent permitted by law.
     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, constitute an original and all of which, taken together, shall constitute one and the same Agreement.
     9.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. All prior agreements among the parties hereto with respect to the subject matter hereof, whether written or oral, are merged herein and shall be of no force or effect. This Agreement supersedes the Original Agreement.
     9.8 Amendments. This Agreement may be amended or modified with the express written consent of all of the Members, provided, however, that no Member shall unreasonably withhold or delay his written consent to any such amendment or modification proposed by Members acting by Majority Vote if such amendment or modification neither enlarges the obligations, nor reduces the rights, of such Member in a material way.

     9.9 Benefits Limited to Members. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to confer, and nothing in this Agreement shall confer, any rights or benefits of any kind on any person who is not a Member.
     9.10 Successors and Assigns. Subject to the restrictions on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the respective parties hereto.
     9.11 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.
     9.12 Arbitration. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation, enforcement or subject matter) shall, at the request of any party hereto, be submitted to and settled by arbitration conducted, in the English language, before a single arbitrator in Hong Kong under the auspices of the HKIAC. The arbitration tribunal shall apply the Rules of Arbitration of the United Nations Commission on International Trade Law. The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses, and T-Asia and Parker shall respectively bear one-half the aggregate amount of arbitration costs.
     9.13 Representation By Counsel; Interpretation. T-Asia and Parker each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
ARTICLE X
DEFINITIONS
     The terms set forth below shall have the following meanings when used in this Agreement:
          “Act” has the meaning specified in Recital A. to this Agreement.
          “Adjusted Capital Account” has the meaning specified in Section 3.2(c)(i) hereof.
          This “Agreement” means this Amended and Restated Limited Liability Company Agreement of Taubman Properties Asia LLC, a Delaware limited liability company.
          “Applicable Percentage” has the meaning specified in Section 5.5(a) hereof.
          “Appraiser” has the meaning specified in Section 5.5(b) hereof.

          “Capital Account” has the meaning specified in Section 2.2 hereof.
          “Certificate” has the meaning specified in Recital A. to this Agreement.
          “Closing” has the meaning specified in Section 5.5(c) hereof.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning specified in Recital A. to this Agreement.
          “Covered Matter” has the meaning specified in Section 6.5 hereof.
          “Disabled Member” and “Disabling Event” have the respective meanings specified in Section 5.4 hereof.
          “HKIAC” means the Hong Kong International Arbitration Centre.
          “Liquidation Value” has the meaning specified in Section 5.5(a) hereof.
          “Majority Vote” of the Members means the vote of those Members whose interests in the Company exceed 50% of all Members’ interests in the Company, treating, for this purpose, Parker’s interest at any time as equal to his Sharing Percentage at such time, and T-Asia’s interest at any time as equal to 100% minus Parker’s Sharing Percentage at such time.
          “Manager” has the meaning specified in Section 6.1(a).
          “Member” means each of T-Asia and Parker, and any other person who hereafter may be admitted to the Company as a member, each for so long as it or he is a member of the Company.
          “Membership Interest” shall mean all of the right, title and interest of a Member (in his or her capacity as a member of the Company within the meaning of the Act) in and to the Company.
          “Original Agreement” has the meaning specified in Recital B. to this Agreement.
          “Parker” has the meaning specified in the introductory paragraph of this Agreement.
          “Preferred Capital” means, as of December 31, 2007, $14,798,017 (which is the $13,857,416 of capital contributed by T-Asia, plus a preferred return on such capital determined in the same manner as interest at the Preferred Return Rate consistent with clause (5) below from the date(s) of actual contribution of such capital (rather than from date of this Agreement, on which such capital is deemed to be contributed for certain accounting purposes pursuant to Section 2.2 above) minus the product of Parker’s capital contribution of $1,000 and the

Applicable Gross-Up Fraction). This Preferred Capital of T-Asia shall be adjusted from and after December 31, 2007, as follows:
          (1) any additional contribution of cash by T-Asia to the capital of the Company after December 31, 2007, will increase the Preferred Capital;
          (2) any distribution of cash to T-Asia from the Company as a return of capital under Section 3.1(a)(ii) will reduce the Preferred Capital;
          (3) any cash which Parker actually contributes, or is deemed to have contributed under Section 3.1(a)(i) (relating to distributions of profit), to the Company will reduce the Preferred Capital by the product of (A) the amount of such cash and (B) the Applicable Gross-Up Fraction (defined below) at the time of such contribution;
          (4) any cash which is distributed to Parker under Section 3.1(a)(ii) (relating to distributions of capital) will increase the Preferred Capital by the product of (A) the amount of such cash and (B) the Applicable Gross-Up Fraction (defined below) at the time of such distribution; and
          (5) there shall be added to the Preferred Capital, on December 31 of each year and on any other date on which any adjustment to the Preferred Capital is made under any of the foregoing clauses (1) through (4), a preferred return determined in the same manner as interest at the Preferred Return Rate from the date of the most-recent prior adjustment to the Preferred Capital under this clause (5).
     For purposes of the foregoing, the Applicable Gross-Up Fraction at any time means a fraction, the numerator of which is one (1) minus Parker’s Sharing Percentage at such time, and the denominator of which is Parker’s Sharing Percentage at such time.
     In no event shall T-Asia’s Preferred Capital be reduced below zero.
          “Preferred Return Rate” means a rate equal to TRG’s blended cost of debt from time to time, compounded quarterly, but in no event less than 6% nor greater than 10% per annum.
          “Profit” and “Loss” each has the meaning specified in Section 3.2(c)(ii) hereof.
          “Redemption Notice” has the meaning specified in Section 5.5(a) hereof.
          “Redemption Price” has the meaning specified in Section 5.5 hereof.
          “Regulations” has the meaning specified in Section 3.2(c)(iii) hereof.
          “Sharing Percentage” means, with respect to Parker, (i) 10% until such time as the aggregate distributions to Parker (including distributions in or upon liquidation of the Company)

exceed US $30,000,000 and (ii) 5% thereafter, and means, with respect to T-Asia, one hundred percent (100%) less the Sharing Percentage of Parker.
          “Successor” has the meaning specified in Section 5.4 hereof.
          “T-Asia” has the meaning specified in the introductory paragraph of this Agreement.
          “Tax Matters Partner” has the meaning specified in Section 4.5 hereof.
          “Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, the Republic of China, the Republic of Korea, Japan, Singapore, Malaysia, Indonesia, Thailand, Cambodia, Vietnam, Australia and India.
          “TRG” has the meaning specified in Recital A. to this Agreement.
     IN WITNESS WHEREOF, the parties hereto make and execute this Agreement as of the date first above written.

TAUBMAN ASIA MANAGEMENT II LLC, a Delaware limited liability company
By:	/s/ Robert S. Taubman
Robert S. Taubman, Authorized Signatory

By:	/s/ Morgan B. Parker
MORGAN PARKER

EXHIBIT A
TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF TAUBMAN PROPERTIES ASIA LLC
Year One:
     Assume that, on the first day of a year, T-Asia contributes $20 million, and Parker contributes $20,000, to the capital of the Company. Parker’s Sharing Percentage at the time is 10% and T-Asia’s is 90%. The Preferred Capital of T-Asia is therefore $20 million minus ($20,000 x .9/.1), or $19,820,000.
     During the year, the Company realizes no net income or loss. The Company borrows, however, $5 million and distributes the proceeds on the last day of the year. Because such distribution will reduce the aggregate amount of the Members’ Capital Accounts below the aggregate amount of their capital contributions, such distribution is a return of capital. As such, the distribution is to be made 90% (or $4,500,000) to T-Asia and 10% (or $500,000) to Parker; however, of Parker’s $500,000, only 15%, or $75,000 is to be distributed, while the balance, or $425,000, is to be retained by the Company (assuming that Parker does not elect to have the Company retain a larger share). Accordingly, $75,000 is distributed to Parker, and $4,500,000 is distributed to T-Asia.
     T-Asia’s Preferred Capital is reduced to $17,580,600, which is $19,820,000 minus $4,500,000 plus ($75,000 x .9/.1) plus ($19,820,000 x .08, assuming that TRG’s blended cost of capital for the year is 8%).
Year Two:
     In the following year, the Company earns net income of $3 million. On the last day of the year, the Company distributes $4 million. The Members’ Capital Accounts immediately before the distribution, taking into account the $3 million of net income, aggregate $18,445,000 (i.e., $20,020,000 of original capital, minus a $4,575,000 distribution, plus $3 million of income). The Members’ contributions exceed prior returns of capital by $15,445,000. Therefore, of the $4 million distribution, an amount equal to the excess of $18,445,000 over $15,445,000, or $3,000,000, is considered a distribution of profit and the balance is considered a return of capital.
     The $3 million distribution of profit is to be made $300,000 (which is 10%) to Parker and $2.7 million (which is 90%) to T-Asia, but 85% (assuming Parker does not specify a higher percentage) of the distribution to Parker, or $255,000, is to be withheld and treated as having been contributed by Parker to the Company’s capital. Of the $1 million distribution representing a return of capital, 90% (or $900,000) is made to T-Asia and 10% (or $100,000) is to be made Parker; however, of Parker’s $100,000, only 15%, or $15,000 is to be distributed, while the balance, or $85,000, is to be retained by the Company (assuming that Parker does not elect to have the Company retain a larger share).

     T-Asia’s Preferred Capital is reduced to $15,927,048, which is $17,580,600 minus $900,000 minus ($255,000 x .9/.1) plus ($15,000 x .9/.1) plus ($17,580,600 x .08, assuming that TRG’s blended cost of capital for the year is 8%).
Third Year:
     On the last day of the succeeding year, the Company’s assets are sold at a $4 million profit, yielding proceeds for distribution of $18,785,000. This amount is distributed first to T-Asia to the extent of T-Asia’s Preferred Capital which, by the end of such year, would have grown to $15,927,048 x 1.08, or $17,201,212. The balance of $1,583,788 is distributed 90% to T-Asia and 10% to Parker. Parker therefore receives $158,379.
     Following is a reconciliation:

Profits:	Year 1	Year 2	Year 3	Total

	$0	3,000,000	4,000,000	7,000,000

Preferred Returns	1,585,600	1,406,448	1,274,164	4,266,212

Profits >Preferred Returns on Capital					$2,733,788

Parker’s Share					.10

Distributions of Profit to Parker					$273,379

Return of Parker’s Original Contribution					20,000

Total Distributions to Parker					$293,379

Distributions to Parker by Year	75,000	60,000	158,379	293,379
     If, in the third year, profit had been $304 million, then distributions in such year would have amounted to $318,785,000. In such case, the first $17,201,212 would have been distributed to T-Asia as Preferred Capital; the balance of $301,583,788 would have distributed 90% to T-Asia and 10% to Parker until total distributions to Parker amounted to $30 million, and then 95% to T-Asia and 5% to Parker. Parker would therefore have received $30,011,689 in the third year.

Exhibit B

TAUBMAN ASIA
Organizational Chart

The Taubman Realty Group Limited Partnership, a Delaware limited partnership
100%
Taubman Asia Management II LLC, a Delaware limited liability company
100%
Taubman Properties Asia LLC, a Delaware limited liability company
100%
Taubman Asia Holdings, Inc., a Michigan corporation
100%
Taubman Asia Investments Limited, a Cayman Islands company
See Page 2
100%
Taub-Co Asia Management, Inc., a Michigan corporation
100%
Taubman Asia Limited, a Cayman Islands company
100%
The Taubman Company Asia Limited, a Cayman Islands company
100%
Taubman Asia Management Limited, a Cayman Islands company
• Hong Kong Branch
• South Korea Branch
• Employs Taubman Asia Employees

Taubman Asia Investments Limited,
a Cayman Islands company
("TAIL")
99%
100%
100%
Taubman MSC LLC,
a Delaware limited liability
company
1%
MSC-TAML Holdings LLC,
a Delaware limited liability company
Participation Interest
(subject to novation to TAIL)
25%
Taubman Macau Limited,
a Macau limitada
• will hire employees
• will be property
manager & developer
Cyber One Agents Limited,
a British Virgin Islands company
100%
100%
MSC-CO Holdings, LLC, a Delaware
limited liability company
75%
Cyber One
Neighbor Limited,
a British Virgin
Island company
MSC-T LLC, a
Delaware limited liability company
100%
100%
96%
4%
MSC-T Sub I LLC, a
Delaware limited
liability company
MSC-T Sub II LLC, a
Delaware limited
liability company
East Asia-Televisão Por Satélite
Limitada, a Macau limitada
• Landlord under the Retail
Component Lease
50%
50%
Retail Component
Lease
MSCT Limited, a Macau limitada
• Owns leasehold interest in Retail Component